Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Strong First Quarter Performance; Completes $75.1 Million Oil & Gas Mineral Interest Acquisitions; Declares Quarterly Cash Distribution of $0.70 Per Unit; and Updates 2023 Guidance

2023 Quarter Highlights

●	Revenue of $662.9 million, up 43.0% year-over-year
●	Net income of $191.2 million, or $1.45 per unit, a 402.0% increase compared to $38.1 million, or $0.28 per unit for the 2022 Quarter
●	EBITDA of $270.9 million, up 75.2% year-over-year
●	Completed $75.1 million in oil & gas mineral interest acquisitions during the 2023 Quarter
●	In March 2023, repurchased $26.6 million of outstanding senior notes
●	Repurchased and retired 860,060 common units for an aggregate purchase price of $18.2 million during the 2023 Quarter
●	Declared a quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized, up 100.0% compared to the 2022 Quarter

TULSA, OKLAHOMA, May 2, 2023 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported substantial increases to financial and operating results for the quarter ended March 31, 2023 (the "2023 Quarter") compared to the quarter ended March 31, 2022 (the "2022 Quarter").  Total revenues in the 2023 Quarter increased 43.0% to $662.9 million compared to $463.4 million for the 2022 Quarter driven primarily by significantly higher coal sales price per ton, which rose by 43.6%. Increased revenues and lower income tax expense, partially offset by higher total operating expenses, led to net income for the 2023 Quarter of $191.2 million, or $1.45 per basic and diluted limited partner unit, compared to $38.1 million, or $0.28 per basic and diluted limited partner unit, for the 2022 Quarter.  EBITDA also increased 75.2% in the 2023 Quarter to $270.9 million compared to $154.6 million in the 2022 Quarter. (Unless otherwise noted, all references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.)

Compared to our record setting quarter ended December 31, 2022 (the "Sequential Quarter"), total revenues decreased by 5.9% primarily as a result of lower coal sales volumes due to extraordinarily strong shipments during the Sequential Quarter and reduced oil & gas royalties revenues due to lower price realizations.  Total operating expenses decreased 6.0% to $455.6 million due primarily to lower coal sales volumes.  Lower revenues, partially offset by decreased total operating expenses, reduced net income to $191.2 million compared to $216.9 million in the Sequential Quarter.  EBITDA also decreased by 8.8% in the 2023 Quarter to $270.9 million compared to $296.9 million in the Sequential Quarter.

CEO Commentary

"ARLP delivered impressive results during the first quarter of 2023," commented Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Relying upon a solid coal sales contract book, we were able to achieve significantly higher realized pricing per ton sold relative to the prior year. Additionally, our coal operations were able to keep our operating costs per ton in-line with the Sequential Quarter despite a difficult inflationary environment and unexpected operating challenges in the 2023 Quarter."

Mr. Craft added, "We remain optimistic our 2023 financial results will be at record levels.  Even though recent mild weather and lower natural gas prices have softened the near-term domestic utility markets, we expect export demand to be sufficient to allow us to increase sales compared to last year."

Segment Results and Analysis

			% Change
	2023 First	2022 First	Quarter /	2022 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.190	5.882	5.2%	6.288	(1.6)%
Coal sales price per ton sold	$54.43	$43.17	26.1%	$57.47	(5.3)%
Segment Adjusted EBITDA Expense per ton	$33.45	$30.19	10.8%	$37.98	(11.9)%
Segment Adjusted EBITDA	$132.0	$78.2	68.8%	$124.4	6.2%

Appalachia Coal Operations
Tons sold	2.279	2.280	—%	3.021	(24.6)%
Coal sales price per ton sold	$106.13	$58.97	80.0%	$89.41	18.7%
Segment Adjusted EBITDA Expense per ton	$55.20	$36.72	50.3%	$42.46	30.0%
Segment Adjusted EBITDA	$116.6	$51.1	128.1%	$148.9	(21.7)%

Total Coal Operations
Tons sold	8.469	8.162	3.8%	9.309	(9.0)%
Coal sales price per ton sold	$68.34	$47.58	43.6%	$67.84	0.7%
Segment Adjusted EBITDA Expense per ton	$39.66	$32.07	23.7%	$39.75	(0.2)%
Segment Adjusted EBITDA	$245.7	$129.0	90.4%	$270.5	(9.2)%

Royalties (1)

Oil & Gas Royalties (4)
BOE sold (2)	0.759	0.544	39.5%	0.715	6.2%
Oil percentage of BOE	47.3%	44.0%	7.5%	44.9%	5.3%
Average sales price per BOE (3)	$45.42	$61.35	(26.0)%	$55.53	(18.2)%
Segment Adjusted EBITDA Expense	$4.4	$3.3	35.0%	$4.6	(4.0)%
Segment Adjusted EBITDA	$30.0	$30.8	(2.6)%	$35.3	(14.8)%

Coal Royalties
Royalty tons sold	5.057	5.553	(8.9)%	5.305	(4.7)%
Revenue per royalty ton sold	$3.07	$2.73	12.5%	$2.68	14.6%
Segment Adjusted EBITDA Expense	$5.4	$4.8	11.8%	$6.1	(11.8)%
Segment Adjusted EBITDA	$10.1	$10.3	(2.2)%	$8.2	23.9%

Total Royalties (4)
Total royalty revenues	$51.1	$48.7	4.9%	$54.1	(5.6)%
Segment Adjusted EBITDA Expense	$9.8	$8.1	21.2%	$10.7	(8.5)%
Segment Adjusted EBITDA	$40.2	$41.2	(2.5)%	$43.4	(7.5)%

Consolidated Total (4)(5)
Total revenues	$662.9	$463.4	43.0%	$704.2	(5.9)%
Segment Adjusted EBITDA Expense	$339.3	$261.5	29.8%	$375.5	(9.6)%
Segment Adjusted EBITDA	$291.9	$173.2	68.6%	$314.9	(7.3)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. During the 2023 Quarter, we redefined Total Coal Operations to reflect the activity of our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which is the holding company for our coal mining operations. We have retrospectively adjusted Total Coal Operations in the 2022 and Sequential Quarters to be on the same basis.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	Prior periods have been recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin Coal Operations, Appalachia Coal Operations, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

Coal Operations

ARLP's coal sales prices per ton increased significantly compared to the 2022 Quarter as improved price realizations in both the domestic and export markets drove coal sales prices higher by 26.1% and 80.0% in the Illinois Basin and Appalachia, respectively.  Compared to the Sequential Quarter, lower export prices led to a decrease of 5.3% in coal sales prices in the Illinois Basin.  In Appalachia, coal sales prices increased by 18.7% as a result of higher price realizations across all mines in the region.  Tons sold increased by 5.2% in the Illinois Basin compared to the 2022 Quarter due primarily to increased sales volumes from the Gibson South and River View mines.  Compared to the Sequential Quarter, reduced domestic sales volumes across the region resulted in 24.6% lower tons sold in Appalachia.  ARLP ended the 2023 Quarter with total coal inventory of 1.3 million tons, representing a decrease of 0.3 million tons compared to the end of the 2022 Quarter and an increase of 0.8 million tons compared to the end of the Sequential Quarter.

Segment Adjusted EBITDA Expense per ton increased by 10.8% and 50.3% in the Illinois Basin and Appalachia, respectively, compared to the 2022 Quarter, resulting from inflationary pressures on certain expense items, most notably labor-related expenses and maintenance costs, and increased sales-related expenses due to higher price realizations.  Appalachia also experienced higher per ton costs compared to the 2022 Quarter due to higher materials and supplies costs, increased longwall move days at the Tunnel Ridge mine, and reduced recoveries at the MC Mining and Mettiki operations.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense decreased 11.9% in the Illinois Basin primarily due to increased production across the region.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased 30.0% compared to the Sequential Quarter as a result of increased labor-related expenses, higher materials and maintenance costs, increased sales-related expenses due to higher price realizations, two longwall moves at Tunnel Ridge during the 2023 Quarter, and reduced recoveries across the region.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $30.0 million in the 2023 Quarter compared to $30.8 million and $35.3 million in the 2022 and Sequential Quarters, respectively, primarily due to lower average sales prices per BOE, partially offset by higher BOE sold.  Higher BOE volumes during the 2023 Quarter resulted from increased drilling and completion activities on our interests and the acquisition of additional oil & gas mineral interests.

Segment Adjusted EBITDA for the Coal Royalties segment decreased 2.2% to $10.1 million for the 2023 Quarter compared to $10.3 million for the 2022 Quarter as a result of lower royalty tons sold and increased selling expenses, partially offset by higher average royalty rates per ton received from the Partnership's mining subsidiaries.  Compared to the Sequential Quarter, Segment Adjusted EBITDA increased 23.9% due to higher average royalty rates per ton, which increased 14.6%, partially offset by lower royalty tons.

Balance Sheet and Liquidity

In January 2023, ARLP entered into a new $425.0 million senior secured revolving credit facility and $75.0 million term loan (the "Credit Agreement"), which will mature in March 2027, and renewed its $60.0 million accounts receivable securitization facility. The Credit Agreement replaced the previous credit agreement, which was set to mature in March 2024.

During the 2023 Quarter, ARLP purchased $26.6 million of its $400 million senior notes due May 1, 2025.  As of March 31, 2023, total debt and finance leases outstanding were $472.2 million, including $373.4 million in ARLP's 2025 senior notes. The Partnership's total and net leverage ratio was 0.44 times and 0.19 times, respectively, as of March 31, 2023. ARLP ended the 2023 Quarter with total liquidity of $703.6 million, which included $271.3 million of cash and cash equivalents and $432.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

Unit Repurchase Program

ARLP repurchased and retired 860,060 units at an average unit price of $21.15 for an aggregate purchase price of $18.2 million during the 2023 Quarter under its recently expanded unit repurchase program.  ARLP has $81.8 million of available capacity under the program as of the end of the 2023 Quarter.  The unit repurchase program has no time limit and ARLP may repurchase units from time to time in the open market or in other privately negotiated transactions. The unit repurchase program authorization does not obligate ARLP to repurchase any dollar amount or number of its units and repurchases may be commenced or suspended from time to time without prior notice.

Distributions

As previously announced on April 28, 2023, the Board of Directors of ARLP's general partner (the "Board") approved a cash distribution to unitholders for the 2023 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on May 15, 2023, to all unitholders of record as of the close of trading on May 8, 2023. The announced distribution represents a 100.0% increase over the cash distribution of $0.35 per unit for the 2022 Quarter and is consistent with the Sequential Quarter cash distribution.

2023 Quarter Acquisitions of Oil & Gas Royalties

On February 22, 2023, ARLP closed on the previously announced acquisition of mineral interests in approximately 2,682 oil & gas net royalty acres in the Delaware Basin for $72.3 million (the "JC Resources Acquisition"), which was funded with cash on hand.  During the 2023 Quarter, ARLP also separately purchased mineral interests in the Permian Basin for $2.8 million.

Outlook

"Our contracted coal sales book positions us well to deliver strong results for 2023 despite natural gas prices being materially below what we projected at the beginning of the year," commented Mr. Craft.  "Entering the summer peak demand months, we continue to have a small, uncontracted tonnage position that we plan to sell into international markets for delivery in the second half of this year. We also expect several domestic customers will be actively seeking sizeable commitments for coal to be delivered in 2024 and 2025."

Mr. Craft added, "OPEC's recent decision to reduce supply is expected to favorably impact oil pricing compared to the 2023 Quarter, which should benefit our Oil & Gas Royalties segment where we have increased our full year 2023 oil & gas volume guidance. While lower natural gas prices also impact our royalty revenue, it is important to note that our trailing three-month cash flow by product consisted of 75% oil, 10% NGL, and 15% natural gas."

ARLP is providing the following updated guidance for the 2023 full year:

2023 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	25.5 — 27.0
Appalachia Sales Tons	10.5 — 11.0
Total Sales Tons	36.0 — 38.0

Committed & Priced Sales Tons

2023 — Domestic/Export/Total	30.1/4.2/34.3
2024 — Domestic/Export/Total	22.4/1.0/23.4

Per Ton Estimates
Coal Sales Price per ton sold (1)	$65.00 — $67.00
Segment Adjusted EBITDA Expense per ton sold (2)	$39.00 — $42.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,400 — 1,500
Natural gas (000 MCF)	4,750 — 5,250
Liquids (000 Barrels)	565 — 615
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 11.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 22.6
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.00 — $1.10

Consolidated (Millions)
Depreciation, depletion and amortization	$290 — $310
General and administrative	$90 — $95
Net interest expense	$31 — $32
Income tax expense	$22 — $24
Total capital expenditures	$400 — $460
Growth capital expenditures	$50 — $60
Maintenance capital expenditures	$350 — $400
Acquisition of oil & gas royalties (3)	$100 — $110

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.
(3)	Acquisition of oil & gas royalties reflects the $72.3 million acquisition from JC Resources LP plus anticipated ground game acquisitions.

Conference Call

A conference call regarding ARLP's 2023 Quarter financial results is scheduled for today at 11:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor relations" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13737890.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine; the severity, magnitude, and duration of any future pandemics and impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 24, 2023.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022*

Tons Sold	8,469	8,162
Tons Produced	9,244	9,178
Mineral Interest Volumes (BOE)	759	544

SALES AND OPERATING REVENUES:
Coal sales	$578,784	$388,360
Oil & gas royalties	34,497	33,396
Transportation revenues	30,238	29,372
Other revenues	19,403	12,294
Total revenues	662,922	463,422

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	338,723	262,023
Transportation expenses	30,238	29,372
General and administrative	21,085	18,622
Depreciation, depletion and amortization	65,550	64,140
Total operating expenses	455,596	374,157

INCOME FROM OPERATIONS	207,326	89,265

Interest expense, net	(12,676)	(9,662)
Interest income	2,790	35
Equity method investment income	52	883
Other income (expense)	(573)	567
INCOME BEFORE INCOME TAXES	196,919	81,088

INCOME TAX EXPENSE	4,241	42,715

NET INCOME	192,678	38,373

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,493)	(290)

NET INCOME ATTRIBUTABLE TO ARLP	$191,185	$38,083

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$1,384	$1,431
LIMITED PARTNERS	$189,801	$36,652

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.45	$0.28

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,289,340	127,195,219

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2023	2022*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$271,250	$296,023
Trade receivables	266,334	241,412
Other receivables	9,892	8,601
Inventories, net	108,648	77,326
Advance royalties	5,824	7,556
Prepaid expenses and other assets	19,330	26,675
Total current assets	681,278	657,593
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,018,071	3,931,422
Less accumulated depreciation, depletion and amortization	(2,108,819)	(2,050,754)
Total property, plant and equipment, net	1,909,252	1,880,668
OTHER ASSETS:
Advance royalties	75,331	67,713
Equity method investments	48,949	49,371
Equity securities	42,000	42,000
Operating lease right-of-use assets	15,944	14,950
Other long-term assets	14,995	15,726
Total other assets	197,219	189,760
TOTAL ASSETS	$2,787,749	$2,728,021

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$115,106	$95,122
Accrued taxes other than income taxes	23,554	22,967
Accrued payroll and related expenses	33,772	39,623
Accrued interest	13,002	5,000
Workers' compensation and pneumoconiosis benefits	14,098	14,099
Other current liabilities	51,706	53,790
Current maturities, long-term debt, net	22,224	24,970
Total current liabilities	273,462	255,571
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	436,659	397,203
Pneumoconiosis benefits	100,825	100,089
Accrued pension benefit	12,250	12,553
Workers' compensation	40,117	39,551
Asset retirement obligations	143,010	142,254
Long-term operating lease obligations	13,424	12,132
Deferred income tax liabilities	35,583	35,814
Other liabilities	25,258	24,828
Total long-term liabilities	807,126	764,424
Total liabilities	1,080,588	1,019,995

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,721,938	1,656,025
General Partner's interest	—	66,548
Accumulated other comprehensive loss	(40,489)	(41,054)
Total ARLP Partners' Capital	1,681,449	1,681,519
Noncontrolling interest	25,712	26,507
Total Partners' Capital	1,707,161	1,708,026
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,787,749	$2,728,021

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022*

CASH FLOWS FROM OPERATING ACTIVITIES	$223,259	$90,626

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(95,474)	(59,153)
Change in accounts payable and accrued liabilities	12,110	13,551
Proceeds from sale of property, plant and equipment	2,395	928
Contributions to equity method investments	(540)	—
JC Resources acquisition	(64,999)	—
Oil & gas reserve acquisition	(2,800)	—
Other	589	(851)
Net cash used in investing activities	(148,719)	(45,525)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on equipment financings	(3,759)	(4,472)
Borrowing under long-term debt	75,000	—
Payments on long-term debt	(26,633)	—
Payments on finance lease obligations	(278)	(203)
Payment of debt issuance costs	(11,653)	—
Payments for purchases of units under unit repurchase program	(18,209)	—
Payments for tax withholdings related to settlements under deferred compensation plans	(9,320)	—
Excess purchase price over the contributed basis from JC Resources acquisition	(7,251)	—
Cash retained by JC Resources in acquisition	(2,933)	(1,590)
Distributions paid to Partners	(91,938)	(32,750)
Other	(2,339)	(298)
Net cash used in financing activities	(99,313)	(39,313)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24,773)	5,788

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	296,023	122,403

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$271,250	$128,191

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2023	2022 (1)	2022 (1)

Net income attributable to ARLP	$191,185	$38,083	$216,881
Depreciation, depletion and amortization	65,550	64,140	74,171
Interest expense, net	11,293	9,697	7,963
Capitalized interest	(1,407)	(70)	(417)
Income tax expense (benefit)	4,241	42,715	(1,668)
EBITDA	270,862	154,565	296,930
Interest expense, net	(11,293)	(9,697)	(7,963)
Income tax (expense) benefit	(4,241)	(42,715)	1,668
Deferred income tax expense (benefit) (2)	(372)	37,294	(2,473)
Estimated maintenance capital expenditures (3)	(65,170)	(51,947)	(47,731)
Distributable Cash Flow	$189,786	$87,500	$240,431
Distributions paid to partners	$91,938	$32,750	$65,449
Distribution Coverage Ratio	2.06	2.67	3.67

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2023 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.05 per ton produced compared to an estimated $5.66 per ton produced in 2022. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property plant and equipment.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2023	2022 (1)	2022 (1)

Cash flows from operating activities	$223,259	$90,626	$246,143
Capital expenditures	(95,474)	(59,153)	(65,108)
Change in accounts payable and accrued liabilities	12,110	13,551	(3,544)
Free cash flow	$139,895	$45,024	$177,491
(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases, if applicable, and other income or expense.  Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2023	2022 (1)	2022 (1)

Operating expense	$338,723	$262,023	$378,515
Other expense (income)	573	(567)	(3,016)
Segment Adjusted EBITDA Expense	339,296	261,456	375,499
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(3,420)	286	(5,452)
Segment Adjusted EBITDA Expense – Coal Operations	$335,876	$261,742	$370,047

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and settlement gains.  Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2023	2022 (1)	2022 (1)

EBITDA (See reconciliation to GAAP above)	$270,862	$154,565	$296,930
General and administrative	21,085	18,622	17,963
Segment Adjusted EBITDA	291,947	173,187	314,893
Segment Adjusted EBITDA – Non Coal Operations (2)	(46,273)	(44,182)	(44,428)
Segment Adjusted EBITDA – Coal Operations	$245,674	$129,005	$270,465

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.